Exhibit 10.5

[Execution]

SECURITY AGREEMENT

DATED AS OF DECEMBER 30, 2022

BY AND AMONG

MICHAELSON CAPITAL SPECIAL FINANCE FUND II, L.P.,

AS NOTEHOLDER

AND

TRAQIQ, INC.,

AS BORROWER

7.	Events of Default: Rights and Remedies.		16

	7.1	Events of Default	16
	7.2	Remedies.	18
	7.3	Waivers by Borrower	19
	7.4	Proceeds	19

8.	Reserved.		19

9.	Successors and Assigns		19

10.	Miscellaneous.		19

	10.1	Complete Agreement; Modification of Agreement	19
	10.2	Expenses	20
	10.3	No Waiver	20
	10.4	Severability; Section Titles	20
	10.5	Authorized Signature	21
	10.6	Notices	21
	10.7	Counterparts	21
	10.8	Time of the Essence	21
	10.9	GOVERNING LAW	21
	10.10	SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL	22
	10.11	Judicial Reference	22
	10.12	USA Patriot Act Notice	22
	10.13	Reinstatement	22
	10.14	Acknowledgment of Liens	22

INDEX OF SCHEDULES

Schedule A	Definitions
Schedule B	Noteholder’s and Borrower’s Addresses for Notices
Schedule C	[Intentionally deleted.]
Schedule D	Schedule of Documents

Disclosure Schedule (3.2)	Places of Business; Corporate Names
Disclosure Schedule (5(b))	Indebtedness
Disclosure Schedule (5(e))	Liens

SECURITY AGREEMENT

This Security Agreement is dated as of December 30, 2022 (the “Effective Date”) and agreed to by and among TraQiQ, Inc., a California corporation (“Borrower”) and Michaelson Capital Special Finance Fund II, L.P., a Delaware limited partnership (“Noteholder”).

RECITALS

A. Borrower has assumed the secured indebtedness and other obligations of Renovare Environmental, Inc. (f/k/a BioHiTech Global, Inc.), a Delaware corporation (“Renovare”), BHT Financial, LLC a. Delaware limited liability company (“BHT Financial”), BioHiTech America, LLC a Delaware limited liability company (“BHT America”), BioHiTech Europe, PLC, a United Kingdom private limited company (“BHT UK”), E.N.A. Renewables, LLC, a Delaware limited liability company (“ENA”), and New Windsor Resource Recovery, LLC, a Delaware limited liability company (“New Windsor,” and together with Renovare, BHT Financial, BHT America, BHT UK, and ENA, collectively, jointly and severally referred to herein as the “Renovare Companies” and each a “Renovare Company”) evidenced by the Senior Secured Term Note, dated February 2, 2018, made by the Renovare Companies payable to MCSFF in the original principal amount of $5,000,000 (as amended prior to the date hereof the “Existing Note”) and secured pursuant to the Note Purchase and Security Agreement, dated as of February 2, 2018, by the Renovare Companies with and in favor of Noteholder (the “Existing Note Purchase and Security Agreement”), as set forth in the Assumption Agreement, dated as of the date hereof, by and among Borrower and Noteholder, as acknowledged and agreed to by the Renovare Companies (the “Assumption Agreement”).

B. After giving effect to the assumption of such obligations by Borrower, Borrower has requested that Noteholder agree to amend and restate the Existing Note and continue to allow such indebtedness to remain outstanding as assumed by Borrower and Noteholder is willing to do so.

C. Pursuant to the foregoing, Borrower has issued to Noteholder the Amended and Restated Senior Secured Term Note, dated as of the date hereof, made by Borrower payable to Noteholder in the original principal amount of $3,017,089.84 (the “Note”) to amend and restate the terms and conditions of the Existing Note, which as so amended and restated is replaced and superseded by the Note (provided, that, the Renovare Companies continue to be jointly and severally liable in respect of the indebtedness assumed by Borrower and evidenced by the Note pursuant to the Guaranty and Suretyship Agreement, dated as of the date hereof, by the Renovare Companies in favor of Noteholder).

D. NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows: Capitalized terms used herein shall have the meanings assigned to them set forth above or in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Schedule A shall govern. All schedules, attachments, addenda and exhibits hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, constitute but a single agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, intending to be legally bound hereby, the parties hereto agree as follows:

1. Note.

1.1 Note. On or prior to the date hereof, Borrower shall have issued the Note payable to Noteholder in the original principal amount of $3,017,089.84.

1.2 Payment of Principal.

(a) Borrower shall repay the Note in in five installments, with the first four installments each in the amount of $250,000 payable on each of January 31, 2023, March 31, 2023, June 30, 2023 and September 30, 2023 and with the last installment in the total remaining principal balance of the Obligations on December 31, 2023. Any partial payments shall be applied to installments of principal last falling due. No partial prepayment shall postpone or interrupt payments of interest or the payment of the remaining principal balance, all of which shall continue to be due and payable at the time and the manner set forth above.

(b) Upon the Maturity Date, Borrower shall pay to Noteholder in full, in cash: (i) all outstanding principal under the Note and all accrued but unpaid interest thereon; and (ii) all other non-contingent Obligations due to or incurred by Noteholder.

1.3 Interest.

(a) Borrower shall pay to Noteholder interest from the date of this Agreement on the unpaid principal balance of the Note at a rate equal to twelve percent (12%) per annum computed on the basis of thirty (30) days per month and a year of 360 days. Any interest that is not paid when due shall itself earn interest at the rate provided herein until the same has been paid in full. All references to the “Contract Rate” in the Note or any of the other Noteholder Documents shall be deemed to be twelve percent (12%) per annum.

(b) If a payment is made for a partial month, interest shall be calculated based upon the actual number of days occurring in the period for which such interest or fee is payable. In no event will Noteholder charge interest at a rate that exceeds the highest rate of interest permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.

(c) Interest shall be payable on the outstanding principal amount under the Note (i) in advance for the succeeding calendar month on the first (1st) day of each calendar month, except that the interest payment otherwise due on January 1, 2023 shall be due and payable on January 31, 2023, (ii) on the Maturity Date, and (iii) if any interest accrues or remains payable after the Maturity Date, upon demand by Noteholder.

(d) If any interest or any other payment to Noteholder under this Agreement, the Note or any of the other Noteholder Documents becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day.

(e) If a payment made to Noteholder hereunder or under any other Noteholder Document would be subject to withholding tax imposed by FATCA if Noteholder fails to comply with applicable reporting and other requirements of FATCA, Noteholder shall deliver to Borrower, at the time or times prescribed by applicable law or as reasonably requested by Borrower, (i) two accurate, complete and signed certifications prescribed by applicable law or reasonably satisfactory to Borrower that establish that such payment is exempt from withholding tax imposed by FATCA and (ii) any other documentation reasonably requested by Borrower sufficient for Borrower to comply with its obligations under FATCA and to determine that Noteholder has complied with such applicable reporting and other requirements of FATCA.

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1.4 Mandatory Prepayments.

(a) The Note, including the outstanding principal amount thereof, any accrued and unpaid interest thereon, and all other monetary Obligations shall be immediately due and payable in the event of: (i) the exercise by Noteholder of its remedies under Section 7.2(a) below in connection with an Event of Default; (ii) the Transfer of fifty percent (50%) or more of Borrower’s assets (which for this purpose shall not include the Stock of Borrower in the Indian Subsidiaries); or (iii) a Change of Control, (each, a “Mandatory Prepayment Event”). Borrower shall deliver to Noteholder written notice at least thirty (30) days prior to the occurrence of a Mandatory Prepayment Event described in clauses (ii) or (iii) above, which such notice shall describe the Mandatory Prepayment Event in detail.

(b) In addition, within one Business Day of the date of incurrence by Borrower or any of its Subsidiaries of any Indebtedness permitted under Section 5(b)(vi) or the issuance or sale by Borrower or any of its Subsidiaries of Stock for cash or cash equivalents in each case after the Effective Date (which would not include converting any Indebtedness to Stock and excluding the sale of the existing Stock of the Indian Subsidiaries for $1.00 or less), Borrower shall prepay the outstanding principal amount of the Obligations in an amount equal to ten percent (10%) of the proceeds of such Indebtedness or from the issuance or sale of Stock, provided, that, without limitation of the right of Noteholder to receive any mandatory prepayment hereunder, in the event that the aggregate amount of such Indebtedness plus the amount of the consideration received by Borrower from the issuance or sale of Stock at any time equals or exceeds $1,000,000, the aggregate amount of the mandatory prepayments made to Noteholder pursuant to this Section 1.4(b) shall be not less than $250,000 (the “Minimum Prepayment Amount”), such that at the time of the incurrence of the Indebtedness and/or issuance or sale of Stock that causes the aggregate amounts thereof to equal or exceed $1,000,000, Borrower shall make an additional mandatory prepayment in such amount as is required so that the aggregate amount of the mandatory prepayments hereunder received by Noteholder after giving effect to such Indebtedness or issuance and sale, as the case may be, is not less than the Minimum Prepayment Amount. Any mandatory prepayment pursuant to this Section 1.4(b) shall be applied to the next installment(s) of principal of the Obligations to be due at the time of the prepayment.

1.5 Optional Prepayments. Upon ten (10) Business Days’ prior written irrevocable notice to Noteholder, Borrower may elect to prepay, in whole or in part, the outstanding principal amount under the Note, together with all accrued and unpaid interest on the outstanding principal amount to the date of prepayment, as well as all of the other monetary Obligations that are payable with respect thereto. No prepaid amount may be reborrowed.

1.6 Amendment and Consent Fee. In consideration of the consent of Noteholder to the sale of assets by the Renovare Companies to Borrower and to the assumption of the Obligations by Borrower and the other transactions contemplated in the Assumption Agreement, Borrower shall pay to Noteholder, without limitation of any rights of Noteholder with respect to any other late payment charge or other fees, a fee in the amount of $50,000 that shall be due and payable in full on January 31, 2023. The failure to make such payment shall constitute an Event of Default, without any grace or cure period.

1.7 Receipt of Payments. Borrower shall make each payment under this Agreement (not otherwise made pursuant to Section 1.10) without set-off, counterclaim or deduction and free and clear of all Taxes not later than 2:00 p.m. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds to an account designated in writing by Noteholder or otherwise as directed by Noteholder. If Borrower shall be required by law to deduct any Taxes from any payment to Noteholder under any Noteholder Document, then the amount payable to Noteholder shall be increased so that, after making all required deductions, Noteholder receives an amount equal to that which it would have received had no such deductions been made.

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1.8 Application and Allocation of Payments. Except as set forth in Sections 1.2 and 1.4 above, Borrower irrevocably agrees that Noteholder shall have the continuing and exclusive right to apply any and all payments against the then due and payable Obligations in such order as Noteholder may deem advisable. Noteholder is authorized to, and at its option may (without prior notice or precondition and at any time or times), but shall not be obligated to, make or cause to be made advances of cash on behalf of Borrower for: (a) payment of all Fees, expenses, indemnities, charges, costs, principal, interest, or other Obligations owing by Borrower under this Agreement or any of the other Noteholder Documents, (b) the payment, performance or satisfaction of any of Borrower’s obligations with respect to preservation of the Collateral, or (c) any premium in whole or in part required in respect of any of the policies of insurance required by this Agreement, and Borrower agrees to repay immediately, in cash, any such amount so advanced by Noteholder.

1.9 Accounting. Noteholder is authorized to record on its books and records the date and amount of the Note and each payment of principal and interest thereof and such recordation shall constitute prima facie evidence of the accuracy of the information so recorded absent manifest error. Upon request, Noteholder shall provide Borrower on a monthly basis a statement and accounting of such recordations but any failure on the part of Noteholder to keep any such recordation (or any errors therein) or to send a statement thereof to Borrower shall not in any manner affect the obligation of Borrower to repay any of the Obligations. Except to the extent that Borrower shall, within thirty (30) days after such statement and accounting is sent, notify Noteholder in writing of any objection Borrower may have thereto (stating with particularity the basis for such objection), such statement and accounting shall be deemed final, binding and conclusive upon Borrower, absent manifest error.

1.10 Indemnity. Borrower agrees to indemnify and hold Noteholder and its Affiliates, and their respective employees, attorneys and agents (each, an “Indemnified Person”), harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses of any kind or nature whatsoever (including attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Noteholder Documents or with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, this Agreement and the other Noteholder Documents or any other documents or transactions contemplated by or referred to herein or therein and any actions or failures to act with respect to any of the foregoing, including any and all product liabilities, Environmental Liabilities, Taxes and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Noteholder Documents (collectively, “Indemnified Liabilities”), except to the extent that any such Indemnified Liability is finally determined by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO BORROWER OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER NOTEHOLDER DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

2. Additional Documents. In addition to the execution and delivery of this Agreement, on the Effective Date, Borrower shall execute and deliver, or cause to be executed and delivered to Noteholder, as applicable, each of the following:

(a) a Secretary’s Certificate of Directors’ Resolutions and Incumbency, evidencing (among other things), the approval of this Agreement and the other Noteholder Documents, and the granting of Liens by Borrower in all Collateral to secure Borrower’s Obligations, in form and substance reasonably satisfactory to Noteholder;

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(b) certificates of good standing dated not more than thirty (30) days prior to the date of the Effective Date for Borrower certified by its jurisdiction of organization and each other jurisdiction in which it is qualified to conduct business;

(c) payment of all fees, expenses and other obligations of Borrower which are then due pursuant to Section 10.2 hereof; and

(d) such other documents relating to the transactions contemplated hereby as Noteholder may reasonably request, which such documents shall be reasonably satisfactory in form and substance to Noteholder.

3. Representations, Warranties and Affirmative Covenants. To induce Noteholder to enter into this Agreement, Borrower represents and warrants to Noteholder (each of which representations and warranties shall survive the execution and delivery of this Agreement), and promise to and agree with Noteholder until the Termination Date as follows:

3.1 Corporate Existence; Compliance with Law. Borrower (a) is, as of the Effective Date, and will continue to be (i) a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) duly qualified to do business and in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (iii) in compliance with all Requirements of Law and Contractual Obligations in all material respects; and (b) has and will continue to have (i) the requisite corporate power and authority and the legal right to execute, deliver and perform its obligations under the Noteholder Documents, and to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore or proposed to be conducted, and (ii) all licenses, permits, franchises, rights, powers, consents or approvals from or by all Persons or Governmental Authorities having jurisdiction over Borrower that are necessary or appropriate for the conduct of its business.

3.2 Executive Offices; Corporate or Other Names. (a) Borrower’s name as it appears in official filings in the state of its incorporation or organization, (b) the type of entity of Borrower, (c) the organizational identification number issued by Borrower’s state of incorporation or organization or a statement that no such number has been issued, (d) Borrower’s state of organization or incorporation, and (e) the location of Borrower’s chief executive office, corporate offices, warehouses, other locations of Collateral and locations where records with respect to Collateral are kept (including in each case the county of such locations) are as set forth in Disclosure Schedule (3.2) and, except as set forth in such Disclosure Schedule, such locations have not changed during the preceding twelve months. As of the Effective Date, during the prior five years, except as set forth in Disclosure Schedule (3.2), Borrower has not been known as or conducted business in any other name (including trade names). Borrower has only one state of incorporation or organization.

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3.3 Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by Borrower of the Note, this Agreement and any of the other related agreements, documents and instruments to which it is a party, and the creation of all Liens provided for herein and therein: (a) are and will continue to be within Borrower’s power and authority; (b) have been and will continue to be duly authorized by all necessary or proper action; (c) are not and will not be in violation of any Requirement of Law or Contractual Obligation of Borrower; (d) do not and will not result in the creation or imposition of any Lien (other than Permitted Encumbrances) upon any of the Collateral; and (e) do not and will not require the consent or approval of any Governmental Authority or any other Person. As of the Effective Date, each Noteholder Document shall have been duly executed and delivered on behalf of each party thereto, and each such Noteholder Document upon such execution and delivery shall be and will continue to be a legal, valid and binding obligation of Borrower, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

3.4 Taxes; Charges. All tax returns, reports and statements required by any Governmental Authority to be filed by Borrower have, as of the Effective Date, been filed and will, until the Termination Date, be filed with the appropriate Governmental Authority and no tax Lien has been filed against Borrower or Borrower’s property. Proper and accurate amounts have been and will be withheld by Borrower from their respective employees for all periods in complete compliance with all Requirements of Law and such withholdings have and will be timely paid to the appropriate Governmental Authorities. No tax returns of Borrower or any of its Subsidiaries are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Borrower and its predecessors are not liable for any Charges: (a) under any agreement (including any tax sharing agreements or agreement extending the period of assessment of any Charges) or (b) to Borrower’s knowledge, as a transferee. As of the Effective Date, Borrower has not agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which could reasonably be expected to have a Material Adverse Effect.

3.5 Payment of Obligations. Borrower will pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its Charges and other obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Borrower and none of the Collateral is or could reasonably be expected to become subject to any Lien or forfeiture or loss as a result of such contest.

3.6 Full Disclosure. No information contained in any Noteholder Document, the Financial Statements, Projections or any written statement furnished by or on behalf of Borrower under any Noteholder Document, or to induce Noteholder to execute the Noteholder Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact which has, or could reasonably be expected to have, a Material Adverse Effect on Borrower.

3.7 Deposit and Disbursement Accounts. Promptly upon the request of Noteholder, Borrower shall provide to Noteholder a list of all banks and other financial institutions at which Borrower or any of its Subsidiaries maintains deposits and/or other accounts, and such Schedule correctly identifies the name, address and telephone number of each such depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

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3.8 Conduct of Business.

(a) Borrower (i) shall conduct its business substantially as now conducted or as otherwise permitted hereunder, and (ii) shall at all times maintain, preserve and protect all of the Collateral and Borrower’s other property, used or useful in the conduct of its business and keep the same in good repair, working order and condition and make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices. The only direct Subsidiaries of Borrower are TraQiQ Solutions Inc., a Washington corporation and Rohuma LLC, a Delaware limited liability company.

(b) TraQiQ Solutions Inc. does not, and shall not, (i) own any Subsidiaries, (ii) own any assets (other than assets of a de minimis nature), (iii) have any liabilities (other than liabilities of a de minimis nature), and (iv) engage in any business activity (other than business of a de minimis nature).

(c) Rohuma LLC does not, and shall not, (i) own any Subsidiaries, other than the Indian Subsidiaries, (ii) own any assets (other than assets of a de minimis nature), (iii) have any liabilities (other than liabilities of a de minimis nature), and (iv) engage in any business activity (other than business of a de minimis nature).

3.9 Anti-Terrorism Laws.

(a) Borrower, or, to the knowledge of Borrower, any of its Affiliates is not in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) Borrower, or, to the knowledge of Borrower, any Affiliate or agent of Borrower acting or benefiting in any capacity in connection with the Note, is not: (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person with which Noteholder is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or (v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) Borrower, or, to the knowledge of Borrower, any agent of any Affiliate or agent acting in any capacity in connection with the Note does not (i) conduct any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

3.10 Further Assurances. At any time and from time to time, upon the written request of Noteholder and at the sole expense of Borrower, Borrower shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Noteholder may reasonably deem desirable (a) to obtain the full benefits of this Agreement and the other Noteholder Documents, (b) to protect, preserve and maintain Noteholder’s rights in any Collateral, or (c) to enable Noteholder to exercise all or any of the rights and powers herein granted.

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3.11 Survival. All of the foregoing representations and warranties shall survive the execution and delivery of this Agreement and the Note and the making by Noteholder of the loan hereunder and shall continue in full force and effect so long as any Obligation of Borrower to Noteholder is outstanding or unperformed or this Agreement remains in effect.

4. Financial Matters; Reports; Post-Closing Covenants.

4.1 Financial Statements. Borrower shall, promptly upon Noteholder’s request, provide its most recent audited Financial Statements and such other Financial Statements and Projections as Noteholder may from time to time request.

4.2 Other Reports and Information. Borrower shall advise Noteholder promptly, in reasonable detail, of: (a) any Lien, other than Permitted Encumbrances, attaching to or asserted against any of the Collateral or any occurrence causing a material loss or decline in value of any Collateral and the estimated (or actual, if available) amount of such loss or decline; (b) any material change in the composition of the Collateral; and (c) the occurrence of any Default or other event that has had or could reasonably be expected to have a Material Adverse Effect. Borrower shall, upon the request of Noteholder, furnish to Noteholder such other reports and information in connection with the affairs, business, financial condition, operations, or management of Borrower or the Collateral as Noteholder may request, all in reasonable detail.

4.3 Blocked Account Agreements. Promptly upon the request of Noteholder Borrower shall enter into, or cause any of its Subsidiaries to enter into, a Blocked Account Agreement with Noteholder and each depository institution or securities intermediary where Borrower or such Subsidiary maintains any deposit account or securities account.

5. Negative Covenants. Borrower covenants and agrees that, without Noteholder’s prior written consent, from the Effective Date until the Termination Date, Borrower shall not, directly or indirectly, by operation of law or otherwise:

(a) form any Subsidiary or merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or make any investment in or, except as provided in Section 5(c) below, loan or advance to, any Person;

(b) cancel any debt owing to it (other than in the ordinary course of business) or create, incur, assume or permit to exist any Indebtedness, except: (i) the Obligations, (ii) Indebtedness existing as of the Effective Date set forth in Disclosure Schedule 5(b); provided, that, (A) subject to clause (ii)(B) below, in no event shall the aggregate amount of payments in each calendar month commencing with January 2023 in respect of such Indebtedness exceed $100,000 until June 2023 or exceed $50,000 in any month thereafter and (B) in no event shall any payments be made in respect of the Indebtedness owing to Evergreen (including Indebtedness that may be owing to Greg Rankich purchased or to be purchased by Evergreen and any Indebtedness owing to Evergreen incurred on or about the Effective Date) or D. Misakian until payment in full of the Obligations in cash, (iii) deferred Taxes, (iv) by endorsement of Instruments or items of payment for deposit to the general account of Borrower, (v) for Guaranteed Indebtedness incurred for the benefit of Borrower if the primary obligation is permitted by this Agreement, and (vi) additional Indebtedness (including Purchase Money Indebtedness) incurred after the Effective Date in an aggregate amount outstanding at any time not to exceed $2,500,000, provided, that, (A) the maturity date of any of such Indebtedness is not earlier than ninety (90) days after the Maturity Date, (B) such Indebtedness is unsecured or if secured, the Liens securing such Indebtedness are subordinate to the Liens of Noteholder on terms and conditions satisfactory to Noteholder pursuant to an agreement in form and substance satisfactory to Noteholder, and (C) such portion of the proceeds of such Indebtedness are applied to a mandatory prepayment of the Obligations as is required under Section 1.4(b);

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(c) enter into any lending, borrowing or other commercial transaction with any of its employees, directors, or Affiliates (including upstreaming and downstreaming of cash and intercompany advances and payments by Borrower that are not otherwise permitted hereunder) other than loans or advances to employees in the ordinary course of business in an aggregate outstanding amount at any time not exceeding $100,000;

(d) create or permit any Lien on any of Borrower’s properties or assets, except for Permitted Encumbrances;

(e) sell, Transfer, issue, convey, assign or otherwise dispose of (i) any of its assets or properties, including its Accounts, except that Borrower may sell its Stock in the Indian Subsidiaries, provided, that, in the event any cash consideration in excess of $1.00 for each Subsidiaries equity is received for such sale, such amounts shall be paid to Noteholder as a mandatory prepayment to be applied to the Obligations in accordance with Section 1.4(b), (ii) any shares of its Stock for which Borrower receives any consideration in the form of cash or cash equivalents unless the proceeds thereof are paid to Noteholder as a mandatory prepayment to be applied to the Obligations to the extent required under Section 1.4(b), or (iii) engage in any sale-leaseback, synthetic lease or similar transaction; provided, however, that the foregoing shall not prohibit the sale of Inventory in the ordinary course of its business or obsolete, worn-out, surplus or unnecessary Equipment;

(f) change (i) its name as it appears in official filings in the state of its incorporation or organization, (ii) its chief executive office, corporate offices, warehouses or other Collateral locations, or location of its records concerning the Collateral, (iii) the type of legal entity that it is, (iv) its organization identification number, if any, issued by its state of incorporation or organization, or (v) its state of incorporation or organization, or acquire, lease or use any real estate after the Effective Date without such Person, in each instance, giving at least thirty (30) days prior written notice thereof to Noteholder and taking all actions deemed reasonably necessary or appropriate by Noteholder to continuously protect and perfect Noteholder’s Liens upon the Collateral;

(g) establish any depository or other bank account of any kind with any financial institution after the Effective Date without Noteholder’s prior written consent, which such consent may, at Noteholder’s option, require that any such new account be subject to a Blocked Account Agreement in a form reasonably acceptable to Noteholder;

(h) make or permit any Restricted Payment;

(i) authorize or issue any Stock, or any options, warrants or other rights to acquire Stock, in each case where such additional security provides by their terms that they may be redeemed at the election of the holder thereof on or before June 30, 2024;

(j) (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.9 above, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to Noteholder any certification or other evidence requested from time to time by Noteholder in its reasonable discretion, confirming Borrower’s compliance with this Section), or (iv) cause or permit any of the funds of Borrower that are used to repay the Note to be derived from any unlawful activity with the result that the making of the Note would be in violation of law;

(k) knowingly cause or permit (i) any of the funds or properties of Borrower that are used to repay the Note to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (A) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in Borrower (whether directly or indirectly) is prohibited by law, or the Note issued and sold to Noteholder would be in violation of law, or (B) the Executive Order, any related enabling legislation or any other similar Executive Orders, or (ii) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in Borrower, with the result that the investment in Borrower (whether directly or indirectly) is prohibited by law or the Note is in violation of law.

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6. Security Interest.

6.1 Grant of Security Interest.

(a) As collateral security for the prompt and complete payment and performance of the Obligations, Borrower hereby grants to Noteholder a security interest in and Lien upon all of its personal property, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title, or interest, including all of the following personal property in which it now has or at any time in the future may acquire any right, title or interest: all Accounts; all Deposit Accounts, all other bank accounts and all funds on deposit therein; all money, cash and cash equivalents; all Investment Property; all Stock; all Goods (including Inventory, Equipment and Fixtures); all operational leases, all Chattel Paper, Documents and Instruments; all Books and Records; all General Intangibles (including all Intellectual Property, contract rights, choses in action, Payment Intangibles and Software); all Letter-of-Credit Rights; all Supporting Obligations; and to the extent not otherwise included, all Proceeds, tort claims, insurance claims and other rights to payment not otherwise included in the foregoing and products of all and any of the foregoing and all accessions to, substitutions and replacements for, and rents and profits of, each of the foregoing, but excluding in all events Hazardous Waste (all of the foregoing, together with any other collateral pledged to Noteholder, pursuant to any other Noteholder Document, collectively, the “Collateral”).

(b) Borrower agrees that this Agreement creates, and is intended to create, valid and continuing Liens upon the Collateral in favor of Noteholder. Borrower represents, warrants and promises to Noteholder that: (i) Borrower has rights in and the power to transfer each item of the Collateral upon which it purports to grant a Lien pursuant to the Noteholder Documents, free and clear of any and all Liens or claims of others, other than Permitted Encumbrances; (ii) the security interests granted pursuant to this Agreement, upon completion of the filing of Uniform Commercial Code financing statements (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) letter-of-credit rights (other than supporting obligations), (iii) commercial tort claims, (iv) any deposit accounts and securities accounts not subject to a Blocked Account Agreement, and (v) copyrights registered with the U.S. Copyright Office) will constitute valid perfected security interests in all of the Collateral in favor of Noteholder as security for the prompt and complete payment and performance of the Obligations, enforceable in accordance with the terms hereof against any and all creditors of and purchasers from Borrower (other than purchasers of Inventory in the ordinary course of business) and such security interests are prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Encumbrances that have priority by operation of law or are permitted under clause (j)(ii) of the definition of Permitted Encumbrances, with the consent of Noteholder; and (iii) no effective security agreement, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Encumbrances. Borrower promises to defend the right, title and interest of Noteholder in and to the Collateral against the claims and demands of all Persons whomsoever, and each shall take such actions, including (A) all actions necessary to grant Noteholder “control” of any Investment Property, Deposit Accounts, Letter-of-Credit Rights or electronic Chattel Paper owned by Borrower, with any agreements establishing control to be in form and substance satisfactory to Noteholder, (B) the prompt delivery of all original Instruments, Chattel Paper, negotiable Documents and certificated Stock owned by Borrower (in each case, accompanied by stock powers, allonges or other instruments of transfer executed in blank), (C) notification of Noteholder’s interest in Collateral at Noteholder’s request, and (D) the institution of litigation against third parties as shall be prudent in order to protect and preserve Borrower’s and Noteholder’s respective and several interests in the Collateral. Borrower shall mark its Books and Records pertaining to the Collateral to evidence the Noteholder Documents and the Liens granted under the Noteholder Documents. If Borrower retains possession of any Chattel Paper or Instrument with Noteholder’s consent, promptly upon Noteholder’s request, such Chattel Paper and Instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Michaelson Capital Special Finance Fund II, L.P.” Borrower shall promptly, and in any event within five (5) Business Days after the same is acquired by it, notify Noteholder of any commercial tort claims (as defined in the Code) acquired by it and unless otherwise consented by Noteholder, Borrower shall enter into a supplement to this Agreement granting to Noteholder a Lien in such commercial tort claim.

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6.2 Noteholder’s Rights.

(a) Noteholder may, (i) at any time in Noteholder’s own name or in the name of Borrower, communicate with Account Debtors, parties to Contracts, and obligors in respect of Instruments, Chattel Paper or other Collateral to verify to Noteholder’s satisfaction, the existence, amount and terms of, and any other matter relating to, Accounts, Payment Intangibles, Instruments, Chattel Paper or other Collateral, and (ii) at any time after a Default has occurred and is continuing and without prior notice to Borrower, notify Account Debtors and other Persons obligated on any Collateral that Noteholder has a security interest therein and that payments shall be made directly to Noteholder. Upon the request of Noteholder, Borrower shall so notify such Account Debtors, parties to Contracts, and obligors in respect of Instruments, Chattel Paper or other Collateral. Borrower hereby constitutes Noteholder or Noteholder’s designee as Borrower’s attorney with power to endorse Borrower’s name upon any notes, acceptance drafts, money orders or other evidences of payment or Collateral.

(b) Borrower shall remain liable under each Contract, Instrument and License to observe and perform all the conditions and obligations to be observed and performed by them thereunder, and Noteholder shall have no obligation or liability whatsoever to any Person under any Contract, Instrument or License (between Borrower and any Person other than Noteholder) by reason of or arising out of the execution, delivery or performance of this Agreement, and Noteholder shall not be required or obligated in any manner (i) to perform or fulfill any of the obligations of Borrower, (ii) to make any payment or inquiry, or (iii) to take any action of any kind to collect, compromise or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times under or pursuant to any Contract, Instrument or License.

(c) Borrower shall, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Noteholder shall have access at any and all times): (i) provide access to such property to Noteholder and any of its officers, employees and agents, as frequently as Noteholder determines to be appropriate; (ii) permit Noteholder and any of its officers, employees and agents to inspect, audit and make extracts and copies from all of Borrower’s Books and Records; and (iii) permit Noteholder to inspect, review, evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any medium that Noteholder considers advisable, and Borrower agrees to render to Noteholder, at Borrower’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto.

(d) After the occurrence and during the continuance of an Event of Default, Borrower, at its own expense, shall cause the certified public accountant then engaged by Borrower to prepare and deliver to Noteholder at any time and from time to time, promptly upon Noteholder’s request, the following reports: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) test verifications of such Accounts as Noteholder may request. Borrower, at its own expense, shall cause its certified independent public accountants to deliver to Noteholder the results of any physical verifications of all or any portion of the Inventory made or observed by such accountants when and if such verification is conducted. Noteholder shall be permitted to observe and consult with Borrower’s accountants in the performance of these tasks.

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6.3 Noteholder’s Appointment as Attorney-in-fact. On the Effective Date, Borrower shall execute and deliver a Power of Attorney in form and substance satisfactory to Noteholder. The power of attorney granted pursuant to the Power of Attorney and all powers granted under any Noteholder Document are powers coupled with an interest and shall be irrevocable until the Termination Date. The powers conferred on Noteholder under the Power of Attorney are solely to protect Noteholder’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Noteholder agrees not to exercise any power or authority granted under the Power of Attorney unless an Event of Default has occurred and is continuing. Borrower also hereby (i) authorizes Noteholder to file any financing statements, continuation statements or amendments thereto that (A) indicate the Collateral (1) as all personal property assets of Borrower (or any portion of Borrower’s assets) or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code of such jurisdiction, or (2) as being of an equal or lesser scope or with greater detail, and (B) contain any other information required by Part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment and (ii) ratifies its authorization for Noteholder to have filed any initial financial statements, or amendments thereto if filed prior to the date hereof. Borrower acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of Noteholder and agrees that they will not do so without the prior written consent of Noteholder, subject to Borrower’s rights under Section 9-509(d)(2) of the Code.

6.4 Grant of License to Use Intellectual Property Collateral

. Borrower hereby grants to Noteholder an irrevocable, non-exclusive license (exercisable upon the occurrence and during the continuance of an Event of Default without payment of royalty or other compensation to Borrower) to use, transfer, license or sublicense any Intellectual Property now owned, licensed to, or hereafter acquired by Borrower, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, and represents, promises and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any third Person; provided, that such license will terminate on the Termination Date.

7. Events of Default: Rights and Remedies.

7.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder which shall be deemed to be continuing until waived in writing by Noteholder in accordance with Section 10.3:

(a) Borrower shall fail to make any payment in respect of any Obligations when due and payable or declared due and payable and such failure continues for a period of ten (10) days after the date such payment was due or declared due and payable; or

(b) (i) Borrower shall fail or neglect to perform, keep or observe any of the covenants, promises, agreements, requirements, conditions or other terms or provisions contained in Sections 4 or 5 of this Agreement, or (ii) Borrower shall fail or neglect to perform, keep or observe any of the other covenants, promises, agreements, requirements, conditions or terms or provisions contained in this Agreement or any of the other Noteholder Documents (excluding those covenants contained in Sections 4 or 5 of this Agreement), and Borrower has failed to cure such default within ten (10) days of the occurrence thereof; or

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(c) an event of default shall occur under any Contractual Obligation of Borrower (other than this Agreement and the other Noteholder Documents), and such event of default (i) involves the failure to make any payment (whether or not such payment is blocked pursuant to the terms of an intercreditor agreement or otherwise), whether of principal, interest or otherwise, and whether due by scheduled maturity, required prepayment, acceleration, demand or otherwise, in respect of any Indebtedness (other than the Obligations) of such Person in an aggregate amount exceeding the Minimum Actionable Amount, or (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness, or a portion thereof, in an aggregate amount exceeding the Minimum Actionable Amount to become due prior to its stated maturity or prior to its regularly scheduled date of payment; or

(d) any representation or warranty in this Agreement or any other Noteholder Document, or in any written statement pursuant hereto or thereto, or in any report, financial statement or certificate made or delivered to Noteholder by Borrower shall be untrue or incorrect in any material respect as of the date when made or deemed made; or

(e) there shall be commenced against Borrower any Litigation that results in the entry of an order for a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that remains unstayed or undismissed for thirty (30) consecutive days; or Borrower shall have concealed, removed or permitted to be concealed or removed, any part of its property with intent to hinder, delay or defraud any of its creditors or made or suffered a transfer of any of its property or the incurring of an obligation that may be fraudulent under any bankruptcy, fraudulent transfer or other similar law; or

(f) a case or proceeding shall have been commenced involuntarily against Borrower in a court having competent jurisdiction seeking a decree or order: (i) under the United States Bankruptcy Code or any other applicable Federal, state or foreign bankruptcy or other similar law, and seeking either (A) the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Person or of any substantial part of its properties, or (B) the reorganization or winding up or liquidation of the affairs of any such Person, and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding; or (ii) invalidating or denying any Person’s right, power, or competence to enter into or perform any of its obligations under any Noteholder Document or invalidating or denying the validity or enforceability of this Agreement or any other Noteholder Document or any action taken hereunder or thereunder; or

(g) Borrower shall (i) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it or seeking appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for it or any substantial part of its properties, (ii) make a general assignment for the benefit of creditors, (iii) consent to or take any action in furtherance of, or, indicating its consent to, approval of, or acquiescence in, any of the acts set forth in paragraphs (e) or (f) of this Section 7.1 or clauses (i) and (ii) of this paragraph (g), or (iv) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due; or

(h) a final judgment or judgments for the payment of money in excess of the Minimum Actionable Amount in the aggregate shall be rendered against Borrower, unless the same shall be (i) fully covered by insurance and the issuer(s) of the applicable policies shall have acknowledged full coverage in writing within ten (10) days of judgment, or (ii) vacated, stayed, bonded, paid or discharged within a period of ten (10) days from the date of such judgment; or

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(i) any provision of any Noteholder Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms, or any Lien granted, or intended by the Noteholder Documents to be granted, to Noteholder shall cease to be a valid and perfected Lien having the first priority (or a lesser priority if expressly permitted in the Noteholder Documents) in any of the Collateral (or Borrower shall so assert any of the foregoing); or

(j) a Change of Control shall have occurred with respect to Borrower; or

(k) an ERISA Event shall have occurred that, in the opinion of Noteholder, when taken together with all other ERISA Events that have occurred and are then continuing, could reasonably be expected to result in liability of Borrower in an aggregate amount exceeding the Minimum Actionable Amount.

7.2 Remedies.

(a) If any Event of Default shall have occurred and be continuing, Noteholder may, without additional notice, take any one or more of the following actions: (i) declare all or any portion of the Obligations to be forthwith due and payable, whereupon such Obligations shall become and be due and payable in accordance with Sections 1.4; or (ii) exercise any rights and remedies provided to Noteholder under the Noteholder Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of any Event of Default specified in Sections 7.1(e), (f), or (g), the Obligations shall become immediately due and payable without declaration, notice or demand by Noteholder.

(b) Without limiting the generality of the foregoing, Borrower expressly agrees that upon the occurrence of any Event of Default, Noteholder may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Noteholder shall have the right upon any such public sale, to the extent permitted by law, to purchase for the benefit of Noteholder the whole or any part of said Collateral so sold, free of any right of equity of redemption, which right Borrower hereby releases. Such sales may be adjourned, or continued from time to time with or without notice. Noteholder shall have the right to conduct such sales on Borrower’s premises or elsewhere and shall have the right to use Borrower’s premises without rent or other charge for such sales or other action with respect to the Collateral for such time as Noteholder deems necessary or advisable.

(c) Upon the occurrence and during the continuance of an Event of Default and at Noteholder’s request, Borrower agrees, to assemble the Collateral and make it available to Noteholder at places within the Eastern United States that Noteholder shall reasonably select, whether at its premises or elsewhere. Until Noteholder is able to effect a sale, lease, or other disposition of the Collateral, Noteholder shall have the right to complete, assemble, use or operate the Collateral or any part thereof, to the extent that Noteholder deems appropriate, for the purpose of preserving such Collateral or its value or for any other purpose. Noteholder shall have no obligation to Borrower to maintain or preserve the rights of Borrower as against third parties with respect to any Collateral while such Collateral is in the possession of Noteholder. Noteholder may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of Noteholder’s remedies with respect thereto without prior notice or hearing. To the maximum extent permitted by applicable law, Borrower waives all claims, damages, and demands against Noteholder, its Affiliates, agents, and the officers and employees of any of them arising out of the repossession, retention or sale of any Collateral except such as are determined in a final judgment by a court of competent jurisdiction to have arisen solely out of the gross negligence or willful misconduct of such Person. Borrower agrees that ten (10) days’ prior notice by Noteholder to Borrower of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. Borrower shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Noteholder is entitled.

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(d) Noteholder’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Noteholder may have under any Noteholder Document or at law or in equity. Recourse to the Collateral shall not be required. All provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited, to the extent necessary, so that they do not render this Agreement invalid or unenforceable, in whole or in part.

7.3 Waivers by Borrower. Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, Borrower waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Noteholder Documents, the Note or any other notes, commercial paper, Accounts, Contracts, Documents, Instruments, Chattel Paper and guaranties at any time held by Noteholder on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Noteholder may do in this regard; (b) all rights to notice and a hearing prior to Noteholder’s taking possession or control of, or to Noteholder’s replevy, attachment or levy upon, any Collateral or any bond or security that might be required by any court prior to allowing Noteholder to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws. Borrower acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Noteholder Documents and the transactions evidenced hereby and thereby.

7.4 Proceeds. The Proceeds of any sale, disposition or other realization upon any Collateral shall be applied by Noteholder upon receipt to the Obligations in such order as Noteholder may deem advisable in its sole discretion, and after the indefeasible payment and satisfaction in full in cash of all of the Obligations, and after the payment by Noteholder of any other amount required by any provision of law, including Sections 9-608(a)(1) and 9-615(a)(3) of the Code (but only after Noteholder has received what Noteholder considers reasonable proof of a subordinate party’s security interest), the surplus, if any, shall be paid to Borrower or its representatives or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

8. Reserved.

9. Successors and Assigns. Each Noteholder Document shall be binding on and shall inure to the benefit of Borrower, Noteholder, and its respective successors and assigns, except as otherwise provided herein or therein. Borrower may not assign, transfer, hypothecate, delegate or otherwise convey its rights, benefits, obligations or duties under any Noteholder Document without the prior express written consent of Noteholder. Any such purported conveyance by Borrower without the prior express written consent of Noteholder shall be void. There shall be no third-party beneficiaries of any of the terms and provisions of any of the Noteholder Documents. Noteholder reserves the right at any time to create and sell participations in the Note and the other Noteholder Documents and to sell, transfer or assign any or all of its rights in the Note and under the Noteholder Documents.

10. Miscellaneous.

10.1 Complete Agreement; Modification of Agreement. This Agreement and the other Noteholder Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede all prior agreements, commitments, understandings or inducements (oral or written, expressed or implied). No Noteholder Document may be modified, altered or amended except by a written agreement signed by Noteholder and Borrower a party to such Noteholder Document. Borrower shall have all duties and obligations under this Agreement and such other Noteholder Documents from the date of its execution and delivery. This Agreement and the other Noteholder Documents are the result of negotiations among and have been reviewed by counsel to Noteholder and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Noteholder Documents shall not be construed against Noteholder merely because of Noteholder’s involvement in their preparation.

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10.2 Expenses. Borrower agrees to pay or reimburse Noteholder for all reasonable, documented out of pocket costs and expenses (including the fees and expenses of all counsel, advisors, consultants (including environmental and management consultants) and auditors retained in connection therewith), incurred in connection with: (a) the preparation, negotiation, execution, delivery, performance and enforcement of the Noteholder Documents and the preservation of any rights thereunder (provided, however, that reimbursement of legal fees incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Noteholder Documents shall be capped at $50,000); (b) collection including deficiency collections; (c) the forwarding to Borrower or any other Person on behalf of Borrower by Noteholder of the proceeds of the Note (including a wire transfer fee of $50 per wire transfer); (d) any amendment, waiver or other modification or waiver of, or consent with respect to any Noteholder Document or advice in connection with the administration of the Note or the rights thereunder; (e) any litigation, dispute, suit, proceeding or action (whether instituted by or between any combination of Noteholder, Borrower or any other Person), and an appeal or review thereof, in any way relating to the Collateral, any Noteholder Document, or any action taken or any other agreements to be executed or delivered in connection therewith, whether as a party, witness or otherwise; and (f) any effort (i) to monitor the Note, (ii) to evaluate, observe or assess Borrower or the affairs of such Person, and (iii) to verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of the Collateral.

10.3 No Waiver. Neither Noteholder’s failure, at any time, to require strict performance by Borrower of any provision of any Noteholder Document, nor Noteholder’s failure to exercise, nor any delay in exercising, any right, power or privilege hereunder, shall operate as a waiver thereof or waive, affect or diminish any right of Noteholder thereafter to demand strict compliance and performance therewith. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or future exercise thereof or the exercise of any other right, power or privilege. Any suspension or waiver of a Default or other provision under the Noteholder Documents shall not suspend, waive or affect any other Default or other provision under any Noteholder Document, and shall not be construed as a bar to any right or remedy that Noteholder would otherwise have had on any future occasion. None of the undertakings, indemnities, agreements, warranties, covenants and representations of Borrower to Noteholder contained in any Noteholder Document and no Default by Borrower under any Noteholder Document shall be deemed to have been suspended or waived by Noteholder, unless such waiver or suspension is by an instrument in writing signed by an officer or other authorized employee of Noteholder and directed to Borrower specifying such suspension or waiver (and then such waiver shall be effective only to the extent therein expressly set forth), and Noteholder shall not, by any act (other than execution of a formal written waiver), delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder.

10.4 Severability; Section Titles. Wherever possible, each provision of the Noteholder Documents shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of any Noteholder Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of such Noteholder Document. Except as otherwise expressly provided for in the Noteholder Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under the Noteholder Documents shall in any way affect or impair the Obligations, duties, covenants, representations and warranties, indemnities, and liabilities of Borrower or the rights of Noteholder relating to any unpaid Obligation, (due or not due, liquidated, contingent or unliquidated), or any transaction or event occurring prior to such termination, or any transaction or event, all of which shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that all indemnity obligations of the Credit Parties under the Noteholder Documents shall survive the Termination Date. The Section titles contained in any Noteholder Document are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties thereto.

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10.5 Authorized Signature. Until Noteholder shall be notified in writing by Borrower to the contrary, the signature upon any document or instrument delivered pursuant hereto and believed by Noteholder or any of Noteholder’s officers, agents, or employees to be that of an officer of Borrower shall bind Borrower and be deemed to be the act of Borrower affixed pursuant to and in accordance with resolutions duly adopted by Borrower’s Board of Directors, and Noteholder shall be entitled to assume the authority of each signature and authority of the person whose signature it is or appears to be unless the person acting in reliance thereon shall have actual knowledge to the contrary.

10.6 Notices. Except as otherwise provided herein, whenever any notice, demand, request or other communication shall or may be given to or served upon any party by any other party, or whenever any party desires to give or serve upon any other party any communication with respect to this Agreement, each such communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 10.6), (c) when transmitted to an electronic mail address (or by another means of electronic delivery), upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment), (d) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (e) when hand-delivered, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Schedule B or to such other address (or email address or facsimile number) as may be substituted by notice given as herein provided. Failure or delay in delivering copies of any such communication to any Person (other than Borrower or Noteholder) designated in Schedule B to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request or other communication.

10.7 Counterparts. This Agreement and any other Noteholder Document may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Execution of any such counterpart may be by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, as in effect from time to time, state enactments of the Uniform Electronic Transactions Act, as in effect from time to time, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. The foregoing shall apply to any notice sent hereunder.

10.8 Time of the Essence. Time is of the essence for performance of the Obligations under the Noteholder Documents.

10.9 GOVERNING LAW. THE NOTEHOLDER DOCUMENTS AND THE OBLIGATIONS ARISING UNDER THE NOTEHOLDER DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS.

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10.10 SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND NOTEHOLDER PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER NOTEHOLDER DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER NOTEHOLDER DOCUMENTS; PROVIDED, THAT NOTEHOLDER AND BORROWER EACH ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE PURCHASER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF NOTEHOLDER. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN SCHEDULE B OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

(A) THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE NOTEHOLDER AND BORROWER ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THE NOTEHOLDER DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

10.11 Judicial Reference. The parties hereby agree that any claims, controversies, disputes, or questions of interpretation, whether legal or equitable, arising out of, concerning or related to this Agreement and all Noteholder Documents executed by Borrower shall be heard by a single referee by consensual general judicial reference pursuant to the provisions of California Code of Civil Procedure sects 638 et seq., who shall determine all issues of fact or law and to report a statement of decision. The referee shall also have the power to hear and determine proceedings for ancillary relief, including, but not limited to, applications for attachment, issuance of injunctive relief, appointment of a receiver, and/or claim and delivery. The costs of the proceeding shall be borne equally by the parties to the dispute, subject to the discretion of the referee to allocate such costs based on a determination as to the prevailing party(ies) in the proceeding. By the execution of this Agreement, the parties acknowledge that they have read and understand the foregoing Judicial Reference provisions and understand that they are waiving their right to a jury trial.

10.12 USA Patriot Act Notice. Noteholder hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Noteholder to identify Borrower in accordance therewith.

10.13 Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment of all or any part of the Obligations is rescinded or must otherwise be returned or restored by Noteholder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower, or otherwise, all as though such payments had not been made.

10.14 Acknowledgment of Liens. Borrower hereby acknowledges, confirms and agrees that it has acquired the “Purchased Assets” as such term is defined in the Asset Purchase Agreement, dated on or about the date hereof, between certain of the Renovare Companies as sellers and Borrower subject to the security interests and liens of Noteholder granted under the Existing Note Purchase and Security Agreement, which security interests and liens shall continue and remain in full force and effect as to such assets as acquired by Borrower and shall be included in the Collateral and subject to the terms hereof as to such security interests and liens. The security interests and liens of Noteholder in the assets acquired by Borrower under such Asset Purchase Agreement shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such security interests and liens under the Existing Note Purchase and Security Agreement. Nothing contained herein shall be construed to constitute the consent or authorization by Noteholder of the sale or transfer of such assets free and clear of the security interests of liens of Noteholder therein.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Note Purchase and Security Agreement has been duly executed as of the date first written above.

Borrower:

TRAQIQ, INC.

By:	/s/ Ajay Sikka
Name:	Ajay Sikka
Title:	Chief Executive Officer

Noteholder:

MICHAELSON CAPITAL SPECIAL
FINANCE FUND II, LP

By: Michaelson Capital SFF II, LLC, its
Investment Advisor

By:	/s/ Vincent Capone
Name:	Vincent Capone
Title:	President

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SCHEDULE A - DEFINITIONS

Capitalized terms used in this Agreement and the other Noteholder Documents shall have (unless otherwise provided elsewhere in this Agreement or in the other Noteholder Documents) the following respective meanings:

“Account Debtor” shall mean any Person who is or may become obligated with respect to, or on account of, an Account, Chattel Paper or General Intangible (including a Payment Intangible).

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Person, including: (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments) (including any such obligations which may be characterized as an account or contract right under the Code); (b) all of such Person’s rights in, to and under all purchase orders or receipts for goods or services; (c) all of such Person’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); (d) all rights to payment due to such Person for Goods or other property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person); (e) all health care insurance receivables; and (f) all collateral security of any kind given by any Account Debtor or any other Person with respect to any of the foregoing.

“Affiliate” means, with respect to any Person: (a) each other Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power for the election of directors of such Person; (b) each other Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person; or (c) each of such Person’s officers, directors, joint venturers and partners. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement including all appendices, exhibits or schedules attached or otherwise identified thereto, restatements and modifications and supplements thereto, and any appendices, exhibits or schedules to any of the foregoing, each as effect at the time such reference becomes operative; provided, that except as specifically set forth in this Agreement, any reference to the Disclosure Schedules to this Agreement shall be deemed a reference to the Disclosure Schedules as in effect on the Effective Date or in a written amendment thereto executed by Borrower and Noteholder.

“Blocked Account” and “Blocked Account Agreement” means a “control” or other agreements in form and substance acceptable to Noteholder which, among other things, establishes Noteholder’s perfection and rights in such bank deposit accounts or other accounts under the UCC and other applicable law.

“Books and Records” means all books, records, board minutes, contracts, licenses, insurance policies, environmental audits, business plans, files, computer files, computer discs and other data and software storage and media devices, accounting books and records, financial statements (actual and pro forma), filings with Governmental Authorities and any and all records and instruments relating to the Collateral or Borrower’s business.

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“Borrower” means the Person identified as such in the preamble of this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Capital Expenditures” means all payments or accruals (including Capital Lease Obligations) for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise would be disclosed as such in a note to such balance sheet, other than, in the case of Borrower, any such lease under which a Borrower is the lessor.

“Capital Lease Obligation” means, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

“Change of Control” means, with respect to any Person on or after the Effective Date, that any change in the composition of such Person’s stockholders as of the Effective Date shall occur which would result in any stockholder or group acquiring 49.9% or more of any class of Stock of such Person, or that any Person (or group of Persons acting in concert) shall otherwise acquire, directly or indirectly (including through Affiliates), the power to elect a majority of the Board of Directors of such Person or otherwise direct the management or affairs of such Person by obtaining proxies, entering into voting agreements or trusts, acquiring securities or otherwise, provided, that, any distribution of Stock of Borrower owned by Renovare to its current stockholders as of the Effective Date shall not constitute a Change of Control for purposes hereof.

“Charges” means all Federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to PBGC at the time due and payable), levies, customs or other duties, assessments, charges, liens, and all additional charges, interest, penalties, expenses, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of Borrower, (d) the ownership or use of any assets by Borrower, or (e) any other aspect of Borrower’s business.

“Chattel Paper” means all “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Person.

“Code” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Noteholder’s Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further, that to the extent that the Code is used to define any term herein or in any Noteholder Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern.

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“Collateral” has the meaning assigned to it in Section 6.1.

“Contracts” means all the contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Person may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument, or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Copyright License” means rights under any written agreement now owned or hereafter acquired by any Person granting the right to use any Copyright or Copyright registration.

“Copyrights” shall mean all of the following now owned or hereafter adopted or acquired by any Person: (a) all copyrights in any original work of authorship fixed in any tangible medium of expression, now known or later developed, all registrations and applications for registration of any such copyrights in the United States or any other country, including registrations, recordings and applications, and supplemental registrations, recordings, and applications in the United States Copyright Office; and (b) all Proceeds of the foregoing, including license royalties and proceeds of infringement suits, the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world and all renewals and extensions thereof.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Deposit Accounts” means all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of any Person.

“Documents” means all “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located, including all bills of lading, dock warrants, dock receipts, warehouse receipts, and other documents of title, whether negotiable or non-negotiable.

“Effective Date” means the date of the Agreement.

“Environmental Laws” means all Federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

“Environmental Liabilities” means all liabilities, obligations, responsibilities, remedial actions, removal costs, losses, damages of whatever nature, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand of whatever nature by any Person and which relate to any health or safety condition regulated under any Environmental Law, environmental permits or in connection with any Release, threatened Release, or the presence of a Hazardous Material.

“Equipment” means all “equipment” as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located, including any and all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal property (other than Inventory) of every kind and description that may be now or hereafter used in such Person’s operations or which are owned by such Person or in which such Person may have an interest, and all parts, accessories and accessions thereto and substitutions and replacements therefor.

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“ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b), (c), (m) or (o) of the IRC, or, solely for the purposes of Section 302 of ERISA and Section 412 of the IRC, is treated as a single employer under Section 414 of the IRC.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the IRC or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(b) of the IRC or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or any ERISA Affiliate of any liability with respect to any withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to it in Section 7.1.

“Evergreen” means Evergreen Capital Management, LLC, a Delaware limited liability company, and its successors and assigns.

“FATCA” means Sections 1471 through 1474 of the IRC and any regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from taxes under such provisions).

“Fees” means the fees at any time payable to Noteholder.

“Financial Statements” means the consolidated and consolidating income statement, balance sheet and statement of cash flows of Borrower, internally prepared for each Fiscal Quarter, and audited for each Fiscal Year, prepared in accordance with GAAP.

“Fiscal Month” means any of the monthly accounting periods of Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower.

“Fiscal Year” means the 12-month period of Borrower ending December 31st of each year. Subsequent changes of the fiscal year of Borrower shall not change the term “Fiscal Year” unless Noteholder shall consent in writing to such change.

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“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Person.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

“General Intangibles” means all “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Person, including all right, title and interest that such Person may now or hereafter have in or under any Contract, all Payment Intangibles, customer lists, Licenses, Intellectual Property, interests in partnerships, joint ventures and other business associations, permits, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials, Books and Records, Goodwill (including the Goodwill associated with any Intellectual Property), all rights and claims in or under insurance policies (including insurance for fire, damage, loss, and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key-person, and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged stock, and rights of indemnification.

“Goods” means all “goods,” as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Goodwill” means all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists, and distribution agreements now owned or hereafter acquired by any Person.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such guaranteeing Person (whether or not contingent): (a) to purchase or repurchase any such primary obligation; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

“Guarantor” means each Person that executes a guaranty or a support, put or other similar agreement in favor of Noteholder in connection with the transactions contemplated by this Agreement.

“Guaranty” means any agreement to perform all or any portion of the Obligations, in favor of, and in form and substance satisfactory to, Noteholder (including the Guaranty and Suretyship Agreement, dated as of the date hereof, by the Renovare Companies with and in favor of Noteholder and the Amended and Restated Limited Guaranty and Suretyship Agreement, dated as of the date hereof, by Frank E. Celli with and in favor of Noteholder), together with all amendments, modifications and supplements thereto, and shall refer to such Guaranty as the same may be in effect at the time such reference becomes operative.

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“Hazardous Material” means any substance, material or waste that is regulated by or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Hazardous Waste” has the meaning ascribed to such term in the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et. seq.).

“Indebtedness” of any Person means: (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business and not more than forty-five (45 days) past due; (b) all obligations evidenced by notes, bonds, debentures or similar instruments; (c) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all Capital Lease Obligations; (e) all Guaranteed Indebtedness; (f) all Indebtedness referred to in clauses (a), (b), (c), (d) or (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (g) the Obligations; and (h) all liabilities under Title IV of ERISA.

“Indemnified Liabilities” and “Indemnified Person” have the respective meanings assigned to them in Section 1.13.

“Indian Subsidiaries” means, collectively, TraQiQ Solutions, Pvt Ltd (India), Rohuma Infosolutions Pvt Ltd (India) and Mimo Technologies Pvt Ltd (India), each organized under the laws of India.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located, including all certificated securities and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, trade secrets and customer lists.

“Inventory” means all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located, including all inventory, merchandise, goods and other personal property that are held by or on behalf of such Person for sale or lease or are furnished or are to be furnished under a contract of service or that constitute raw materials, work in process, finished goods, returned goods or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Person’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

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“Investment Property” means all “investment property,” as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located.

“IRC” and “IRS” mean respectively, the Internal Revenue Code of 1986 and the Internal Revenue Service, and any successors thereto.

“Letter-of-Credit Rights” means “letter-of-credit rights” as such term is defined in the Code, now owned or hereafter acquired by any Person, including rights to payment or performance under a letter of credit, whether or not such Person, as beneficiary, has demanded or is entitled to demand payment or performance.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests., now held or hereafter acquired by any Person.

“Lien” means any mortgage, security deed or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” means any claim, lawsuit, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority.

“Mandatory Prepayment Event” has the meaning assigned to it in Section 1.4.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial or other condition of Borrower as a whole or the industry within which Borrower operates, (b) Borrower’s ability to pay or perform the Obligations under the Noteholder Documents to which Borrower is a party as and when due and in accordance with the terms thereof, (c) the Collateral or Noteholder’s Liens on the Collateral or the priority of any such Lien, or (d) Noteholder’s rights and remedies under this Agreement and the other Noteholder Documents.

“Maturity Date” means December 31, 2023.

“Minimum Actionable Amount” means $100,000.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Noteholder” shall have the meaning set forth in the preamble to this Agreement.

“Noteholder Documents” means this Agreement, the Note, the Blocked Account Agreements (if any), and the other documents and instruments listed in Schedule D, and all security agreements, mortgages and all other documents, instruments, certificates, and notices at any time delivered by any Person (other than Noteholder) in connection with any of the foregoing.

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“Obligations” means all loans, advances, debts, expense reimbursement, fees, liabilities, and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable) owing by Borrower to Noteholder, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, whether arising under any of the Noteholder Documents or under any other agreement between Borrower and Noteholder, and all covenants and duties regarding such amounts. This term includes all principal, interest (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Note and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to Borrower under any of the Noteholder Documents, and all principal and interest due in respect of the Note and all obligations and liabilities of any Guarantor under any Guaranty.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Person granting any right with respect to any invention on which a Patent is in existence.

“Patents” means all of the following in which any Person now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country; and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“Payment Intangibles” means all “payment intangibles” as such term is defined in the Code, now owned or hereafter acquired by any Person.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of Section 3.4; (b) pledges or deposits securing obligations under worker’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Borrower is a party as lessee made in the ordinary course of business; (d) deposits securing public or statutory obligations of Borrower; (e) inchoate and unperfected workers’, mechanics’, or similar liens arising in the ordinary course of business so long as such Liens attach only to Equipment, fixtures or real estate; (f) carriers’, warehousemen’s’, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing indebtedness not yet due and payable, so long as such Liens attach only to Inventory; (g) deposits of money securing, or in lieu of, surety, appeal or customs bonds in proceedings to which Borrower is a party; (h) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real estate; (i) Purchase Money Liens securing Purchase Money Indebtedness (or rent) to the extent permitted under Section 5(b)(vi); (j) Liens in existence on the Effective Date as disclosed on Disclosure Schedule 5(e), provided that (i) the Liens granted to Evergreen shall be subordinate to the Liens of Noteholder on terms and conditions satisfactory to Noteholder pursuant to an agreement in form and substance satisfactory to Noteholder and (ii) the Liens referred to in the financing statement in favor of CHTD Company shall not at any time secure Indebtedness in excess of $215,000 (plus interest), as such amount may be reduced pursuant to payments in respect thereof; and (k) Liens in favor of Noteholder securing the Obligations.

“Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

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“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Proceeds” means “proceeds,” as such term is defined in the Code and, in any event, shall include: (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Borrower from time to time with respect to any Collateral; (b) any and all payments (in any form whatsoever) made or due and payable to Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of any Collateral by any governmental body, authority, bureau or agency (or any person acting under color of governmental authority); (c) any claim of Borrower against third parties (i) for past, present or future infringement of any Intellectual Property or (ii) for past, present or future infringement or dilution of any Trademark or Trademark License or for injury to the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License; (d) any recoveries by Borrower against third parties with respect to any litigation or dispute concerning any Collateral, including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral; (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock; and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Projections” means as of any date the consolidated and consolidating balance sheet, statements of income and consolidated cash flow for Borrower (including forecasted Capital Expenditures) (a) by quarter for the next Fiscal Year, and (b) by year for the following two Fiscal Years, in each case prepared in a manner consistent with GAAP and accompanied by senior management’s discussion and analysis of such plan.

“Purchase Money Indebtedness” means (a) any Indebtedness incurred for the payment of all or any part of the purchase price of any fixed asset, (b) any Indebtedness incurred for the sole purpose of financing or refinancing all or any part of the purchase price of any fixed asset, and (c) any renewals, extensions or refinancings thereof (but not any increases in the principal amounts thereof outstanding at that time).

“Purchase Money Lien” means any Lien upon any fixed assets and the proceeds thereof which secures the Purchase Money Indebtedness related thereto but only if such Lien shall at all times be confined solely to the asset the purchase price of which was financed or refinanced through the incurrence of the Purchase Money Indebtedness secured by such Lien, and the proceeds of such asset, and only if such Lien secures only such Purchase Money Indebtedness.

“Release” means as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment by such Person, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

“Requirement of Law” means as to any Person, the Certificate or Articles of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case binding upon such Person or any of its property or to which such Person or any of its property is subject.

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“Restricted Payment” means: (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets on or in respect of Borrower’s Stock (provided, however, that dividends payable solely in additional shares of Stock shall not be deemed a Restricted Payment); (b) any payment or distribution made in respect of any subordinated Indebtedness of Borrower in violation of any subordination or other agreement made in favor of Noteholder; (c) any payment on account of the purchase, redemption, defeasance or other retirement of any of Borrower’s Stock or Indebtedness or any other payment or distribution made in respect of any thereof, either directly or indirectly; other than (i) that arising under this Agreement or (ii) interest and principal, when due without acceleration or modification of the amortization as in effect on the Effective Date, under Indebtedness (not including subordinated Indebtedness, payments of which shall be permitted only in accordance with the terms of the relevant subordination agreement made in favor of Noteholder) described in Disclosure Schedule (5(b)) or otherwise permitted under Section 5(b)(vi); or (d) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person which is not expressly and specifically permitted in this Agreement; provided, that no payment to Noteholder shall constitute a Restricted Payment.

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Person, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Stock” means all certificated and uncertificated shares, options, warrants, membership interests, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means each holder of Stock of Borrower.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person or one or more Subsidiaries of such Person has an equity interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or manager or may exercise the powers of a general partner or manager.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Noteholder.

“Termination Date” means the date on which all Obligations under this Agreement and the Note are indefeasibly paid in full, in cash and Borrower shall have no further right to borrow any moneys or obtain other credit extensions or financial accommodations under this Agreement or the Note.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Person granting any right to use any Trademark or Trademark registration.

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“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Person: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered) all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Transfer” means the sale, assignment, lease, transfer, mortgaging, encumbering, or other disposition, whether voluntary or involuntary, and whether or not consideration is received therefor.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Any accounting term used in this Agreement or the other Noteholder Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenants and calculations in the Noteholder Documents shall be made in accordance with GAAP as in effect on the Effective Date unless Borrower and Noteholder shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. All other undefined terms contained in this Agreement or the other Noteholder Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code. The words “herein,” “hereof” and “hereunder” or other words of similar import refer to this Agreement as a whole, including the exhibits and schedules thereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement.

For purposes of this Agreement and the other Noteholder Documents, the following additional rules of construction shall apply, unless specifically indicated to the contrary: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural; (b) the term “or” is not exclusive; (c) the term “including” (or any form thereof) shall not be limiting or exclusive; (d) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; and (e) all references to any instruments or agreements, including references to any of the Noteholder Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

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SCHEDULE B

NOTEHOLDER’S AND BORROWER’S ADDRESS FOR NOTICES

Noteholder’s Address

MICHAELSON CAPITAL SPECIAL FINANCE FUND II, L.P.

c/o Michaelson Capital Partners, LLC

P.O. Box 728

Gwynedd Valley, PA 19437-0728

Attn: Vincent S. Capone, Esq., President and General Counsel

vcapone@michaelsoncapital.com

With a copy to:

Otterbourg P.C.

230 Park Avenue

New York, NY 10169

Attn.: David W. Morse, Esq.

dmorse@otterbourg.com

Borrower’s’ Address

TRAQIQ, INC.

14205 SE 36th Street

Suite 100

Bellevue, WA 98006

Attn: Ajay Sikka

ajay@traqiq.com

With a copy (which shall not constitute notice) to:

McCarter & English, LLP

Two Tower Center Boulevard, 24th Floor

East Brunswick, NJ 08816

Attn: Peter Campitiello, Esq.

pcampitiello@mccarter.com

Pryor Cashman LLP

7 Times Square

New York, New York 10036

Attn: Eric M. Hellige, Esq.

ehellige@pryorcashman.com

SCHEDULE D

SCHEDULE OF DOCUMENTS

Borrower shall execute or deliver or cause to be executed and delivered to Noteholder on or before the Effective Date, the following, each, unless otherwise specified below or the context otherwise requires, dated the Effective Date, in form and substance reasonably satisfactory to Noteholder and its counsel:

PRINCIPAL NOTEHOLDER DOCUMENTS

1. Agreement. The Security Agreement duly executed by Borrower

2. Note. Duly executed Note to the order of Noteholder evidencing the debt.

3. Amended and Restated Limited Guaranty and Suretyship Agreement. Duly executed amended and restated limited guaranty and suretyship agreement by Frank E. Celli in form and substance satisfactory to Noteholder.

4. Guaranty and Suretyship Agreement. Duly executed limited guaranty and suretyship agreement by the Renovare Companies in form and substance satisfactory to Noteholder.

COLLATERAL DOCUMENTS

1. Acknowledgment Copies of Financing Statements. Acknowledgment copies of proper Financing Statements (Form UCC-l) (the “Financing Statements”) duly filed under the Code in all jurisdictions as may be necessary or, in the opinion of Noteholder, desirable to perfect Noteholder’s Lien on the Collateral.

2. UCC Searches. Certified copies of UCC Searches, or other evidence satisfactory to Noteholder, listing all effective financing statements which name Borrower (under present name, any previous name or any trade or doing business name) as debtor and covering all jurisdictions referred to in paragraph (1) immediately above, together with copies of such other financing statements.

3. Perfection Certificate. Duly executed perfection certificate in favor of Noteholder.

4. Other Recordings and Filings. Evidence of the completion of all other recordings and filings (including UCC-3 termination statements and other Lien release documentation) as may be necessary or, in the opinion of and at the request of Noteholder, desirable to perfect Noteholder’s Lien on the Collateral and ensure such Collateral is free and clear of other Liens.

5. Power of Attorney. Powers of Attorney duly executed by Borrower executing the Agreement.

OTHER DOCUMENTS

1. Secretary Certificate. A Secretary Certificate in form and substance satisfactory to Noteholder, duly completed and executed by the Secretary of Borrower, together with all attachments thereto.